Conference Call Script	Filed by: Peoples Bancorp, Inc
3rd Quarter 2026 Results	(Commission File No.: 000-16772)
Tuesday, October 20, 2026	Pursuant to the Rule 425 under the Securities Act of 1933, as amended
11:00 a.m. local time	and deemed filed pursuant to Rule 14a-12
of the Securities Exchange Act of 1934, as amended

Subject Company: Capital Bancorp Inc.
(Commission File No.: 001-38671)
Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Gary, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the three and nine months ended September 30, 2026. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' third quarter 2026 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Gary.

Good morning, everyone, and thank you for joining our call today.

Activity levels at Peoples are high as we focus on a number of strategic priorities. We are working to close the Citizens merger at the end of this month. We also recently announced the pending acquisition of Capital Bancorp, which we expect to close in 2027. We are excited about these strategic initiatives and the opportunity to enhance our capabilities, products, services, and Company performance as a result of these investments.

Focusing on the present, we continue to be pleased with our consistent and high-performing core results as reflected in our third quarter 2026 earnings, which we released earlier this morning. For the third quarter, we reported diluted earnings per share of $0.91. When adjusted for one-time items, our diluted EPS for the quarter was $1.04, which exceeded consensus analyst estimates of $0.93. Our one-time items for the quarter included a $4.5 million loss on investment securities, which reduced diluted EPS by $0.10. This was part of our planned effort to remain below $10 billion in assets with the pending Citizens merger and acquisition-related expenses of $1.5 million, which reduced our diluted EPS by $0.03.

Some of our highlights for the third quarter include improvements in our net interest income, which was up 1 percent, expansion in our net interest margin of 8 basis points, growth in our fee-based income of 5 percent, provision for credit losses declined 24 percent, improvement in our efficiency ratio adjusted for one-time items, higher return on average assets, which was 1.36 percent, increased return on average stockholders' equity of 10.44 percent, declines of 11 percent in our non-performing loans, growth in our lower-cost interest-bearing demand deposit and money market accounts of nearly $100 million combined, and improved regulatory capital ratios.

Our provision for credit losses declined to $3.6 million, a 24 percent reduction compared to the second quarter. Our allowance for credit losses to total loans was 1.11 percent, a 3 basis point decrease compared to June 30. The reduction in our provision for credit losses for the quarter was due to declines in reserves for individually analyzed loans coupled with updates to our prepayment, curtailment, and funding rates, partially offset by higher net charge-offs. Our annualized quarterly net charge-off rate grew to 35 basis points compared to 31 basis points for the linked quarter.

For the third quarter, we had higher commercial and industrial loan charge-offs, along with increases in commercial real estate and consumer indirect loan charge-offs. At the same time, we had a 25 percent—we had a reduction of 25 percent in our lease charge-offs. As anticipated, our small-ticket lease charge-offs have declined throughout 2026. We remain committed to our small-ticket leasing business and see a return to growth coming throughout the year in 2027 with a focus on appropriate risk-adjusted returns and minimized volatility.

For the third quarter, our non-performing loans declined $4 million, or 11 percent, compared to the linked quarter end, which was driven by lower non-accrual loans. Criticized loans decreased $18 million, while classified loans grew $30 million. For the third quarter, we had downgrades of two commercial real estate relationships and one commercial and industrial relationship, which drove the increase. We do not anticipate significant losses as we are in the process of exiting these credits.

We expect an increase in our criticized and classified loan balances during the fourth quarter as we onboard the loan portfolio from the Citizens merger. Our delinquency levels continue to improve, with 99.2 percent of our loan portfolio considered current at September 30, compared to 99.1 percent at the linked quarter end.

Moving on to loan balances, we had increases of $19 million, or 1 percent annualized compared to June 30. We mentioned on our last quarterly earnings call that we had expected payoffs later in the year that would be a headwind for loan growth, and we realized some of that this quarter with commercial payoffs of over $160 million. We have also been selective with our lending activity as we are strategically managing under the $10 billion mark through year end. Most of our increases in balances was in construction loans, which were up $40 million, while commercial and industrial loans and the home equity lines of credit grew $34 million and $10 million respectively.

We had reductions of $38 million in our commercial real estate loans, which were due to the aforementioned payoffs, while residential real estate loans declined $14 million and leases were down $12 million. For the fourth quarter, the Citizens merger is expected to add nearly $350 million of loans before purchase accounting adjustments.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

Our net interest income grew 1 percent, or $1.1 million, while our net interest margin improved 8 basis points. Increased investment and loan yields contributed to the higher margin, while net interest income benefited from higher loan income. Accretion income totaled $1 million, compared to $1.1 million for the linked quarter, contributing 4 basis points and 5 basis points to net interest margin respectively.

For the first nine months of 2026, net interest income improved 5 percent, or $12.8 million. Net interest margin expanded 8 basis points over the same period and was mostly attributable to our lower deposit costs. Our interest expense on deposits declined nearly $19 million, compared to the first nine months of 2025. Accretion income totaled $3.4 million, compared to $7.8 million for 2025, contributing 5 basis points and 12 basis points to net interest margin respectively.

As it relates to our interest rate exposure, we are relatively neutral to slightly asset sensitive. We have been in this position for several quarters, and the two pending mergers will not have a meaningful impact on our overall interest rate risk position.

Moving on to our fee-based income, we had growth of 5 percent compared to the linked quarter, driven by higher lease income, as well as increases in deposit account service charges, trust and investment income, and bank-owned life insurance income. For the first nine months of 2026, fee-based income grew 8 percent. The improvement was mostly due to increased lease income, trust and investment income, and deposit account service charges.

Our non-interest expenses were up 2 percent compared to the linked quarter. This included $1.5 million of acquisition-related expenses, which were largely professional fees. Excluding these expenses, non-interest expenses were flat compared to the second quarter. For the first nine months of 2026, non-interest expenses were up 4 percent. This included $1.9 million of acquisition-related expenses, which was the primary driver of our higher professional fees. Salaries and employee benefits also contributed to the growth, along with operating lease expense, which corresponds to our fee-based lease income.

Our reported efficiency ratio was 58.5 percent for the third quarter; an increase compared to 58.3 percent for the linked quarter. Excluding acquisition-related expenses, our adjusted efficiency ratio was 57.3 percent for the third quarter compared to 57.9 percent for the second quarter. For the first nine months of 2026, our reported efficiency ratio was 58.5 percent compared to 59 percent for the prior year and was driven by higher revenue. Excluding acquisition-related expenses, our adjusted efficiency ratio was 57.9 percent for 2026 compared to 59 percent for 2025.

Looking at our balance sheet, our investment portfolio as a percent of total assets declined to 18.3 percent at quarter end compared to 19.1 percent at June 30. We completed another sale of securities as part of our investment portfolio restructuring related to the Citizens merger, which resulted in a $4.5 million loss for the quarter on the sale of approximately $59 million of securities. In addition to providing flexibility to remain under $10 billion, this will also improve the yield on our investment portfolio.

Our loan-to-deposit ratio grew at quarter end to 91.9 percent compared to 91.5 percent at the linked quarter end, mostly due to lower deposits and some loan growth for the third quarter. Our core deposit balances, which excludes brokered CDs, were up $19 million compared to June 30. We had significant increases in our interest-bearing demand and money market accounts, which were up $52 million and $46 million respectively. These increases were partially offset by reductions of $44 million in retail CDs and $34 million in non-interest-bearing accounts.

Our demand deposits as a percent of total deposits was flat at 36 percent for both September 30 and June 30. Our non-interest-bearing deposits-to-total-deposits ratio was unchanged at 21 percent at quarter end and at June 30. The Citizens merger is projected to add approximately $550 million of deposits for the fourth quarter of 2026.

As far as our capital levels, all of our regulatory capital ratios improved compared to the linked quarter end as earnings outpaced dividends. Our tangible equity-to-tangible asset ratio declined this quarter and was negatively impacted by increased unrealized losses on our available-for-sale investment portfolio.

I will turn the call back over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie.

We are focusing on successfully closing the Citizens merger this month while also prioritizing our work on the pending Capital merger. These mergers will set the stage for our future strategic growth, including expanded market areas within our footprint, improved financial metrics, such as higher net interest margin and lower efficiency ratio, and the ability for our associates to have more meaningful conversations with existing and new clients about the diversified products and services we provide.

For the fourth quarter and full year of 2026, we have the following performance expectations, excluding the impact of non-core expenses but including our Citizens merger. We expect to achieve positive operating leverage for 2026 compared to 2025. We anticipate our net interest margin will be between 4.2 percent and 4.3 percent for the full year of 2026. We believe our quarterly fee-based income will range between $28 million and $30 million. We expect quarterly total non-interest expense to be between $78 million and $80 million. We believe loan growth will be between 6 percent to 8 percent for 2026 compared to 2025, which includes the acquired loans from Citizens.

We continue to anticipate a reduction in our net charge-offs for 2026 compared to 2025, which we expect to continue to positively impact provision for credit losses, excluding any changes in the economic forecasts. We expect between $11 million and $13 million of acquisition-related expenses during the fourth quarter for the Citizens merger.

We would also like to provide some high-level expectations for 2027, excluding the impact of non-core expenses and the planned Capital merger. We expect to achieve positive operating leverage for 2027 compared to 2026. For the full year of 2027, we anticipate our net interest margin will be between 4.3 percent and 4.5 percent. This assumes a 25-basis point increase in rates from the Federal Reserve in late 2026, one in March 2027, and another in September of 2027. We believe our quarterly fee-based income will range between $31 million and $33 million.

Our first-quarter fee-based income is typically elevated, as it includes annual performance-based insurance commissions. We expect quarterly total non-interest expense to be between $80 million and $82 million for the second, third, and fourth quarters of 2027, with the first quarter of 2027 being higher due to the annual expenses we typically recognize during the first quarter of each year. We believe our loan growth will be between 3 percent and 5 percent compared to 2026, which is dependent on the timing of paydowns on our portfolio.

We anticipate similar charge-offs and net charge-off rate for 2027 compared to 2026, which includes projected increases related to the addition of the Citizens' portfolio. We look to have a strong close to our 2026 performance and continue to be optimistic about our strategic plans and ability to execute on the pending mergers and future growth.

Laying out a path beyond the $10 billion threshold is the culmination of years of strategic planning and patience. The investments we have made in people, technology, and infrastructure are in place today and operating as if we have already crossed that milestone. We have proven our ability to provide reliable results for our Shareholders and improve performance both organically and through acquisitions. We will continue to place importance on the value we provide as an investment to our Shareholders and the return that we produce. We will focus on being a top-notch employer and sharing our culture with our new associates from our mergers. We will make meaningful investments in the communities we serve and provide high-quality trust and solutions for all of our clients.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox, and joining me for the Q&A session is Katie Bailey, our Chief Financial Officer. I will now turn the call back into the hands of our call facilitator.

Questions and Answers

Operator:
We will now begin the question-and-answer session. (Operator Instructions). Our first question for today will come from Ryan Payne with DA Davidson. Please go ahead.

Ryan Payne:
Good morning. This is Ryan Payne on for Jeff Rulis today. Heard you on the expected Citizens close later this month. Any update on close timing for Capital next year?

Tyler Wilcox:
Yeah, our expectation is sometime very end of first quarter, beginning of second quarter.

Ryan Payne:
Got it. On the security sale, maybe some more detail on that. What was the timing of that during the quarter, the yield on those securities, as well as the expected impact on them going forward?

Katie Bailey:
Yeah, so it happened in August, and the yield on the amount we sold was about 1.5 percent. The impact to margin on a go-forward, I think, was the third part of your question. I think we expect a slight increase of a few basis points.

Ryan Payne:
Okay. Last for me, Durbin impact. We last heard an $11 million annual hit to those fees beginning July 2028. Just wanted to confirm that, or if anything has changed there.

Katie Bailey:
No, that's still the number. Again, as a reminder that we noted in the Capital announcement, that they have minimal impact to our Durbin and to interchange income. The number has not really changed.

Ryan Payne:
Understood. Thanks, guys.

Katie Bailey:
Thank you.

Tyler Wilcox:
Thank you, Ryan.

Operator
The next question is from Tim DeLacey with Raymond James. Please go ahead.

Tim DeLacey:
Hey, good morning, Tyler. Good morning, Katie. Just filling in for Danny this morning.

Tyler Wilcox:
Good morning.

Tim DeLacey:
Hey, Tyler, maybe starting off on loan growth, you know growth is obviously relatively modest this quarter. You kind of laid out some of the factors that played in there and kind of laid out the 3 percent to 5 percent target for next year. Just curious how the commercial pipelines are looking today, where you're seeing the drivers of growth coming from in the near term, and whether you're expecting some of those payoff headlines to start easing as we move into ‘27 here.

Tyler Wilcox:
Thanks for the question. My hope is, yes, we will see some of that easing. Let me lay out a few thoughts for you as to demand. This was actually our third highest quarter ever of commercial production, and I really like the mixed shift into C&I that we've seen throughout the year. Demand remains really positive. For reference, we expected this year about $480 million in payoffs, and through three quarters we've seen about $460 million in payoffs. The vast majority of that, about 40 percent, is via sales primarily of multifamily projects, which says that there's a high demand for the high-quality stuff that our folks are producing.
For the remainder of the year, there's probably about $150 million to $180 million of expected forecasted payoffs, and whether that materializes in the fourth quarter or materializes kind of or pushes into the first quarter is one of the main questions weighing on that loan growth for the forward guidance. Did I miss anything in your question there?

Tim DeLacey:
No, no, that was very helpful color. I appreciate that. Maybe, Katie, just flipping over to the margin, we appreciate the guidance for 2027. With the rate increases that you guys are assuming for next year, just curious about how you're thinking about what we should expect for betas on the deposit side that should be factored into the 2027 guide.

Katie Bailey:
Yeah, non-interest or non-maturity betas inclusive of, non-interest bearing is about 30 percent.

Tim DeLacey:
Okay, appreciate that. Then maybe just finishing up, just, Tyler, maybe one on credit. Outside of the few relationships you highlighted in the presentations, are you seeing any meaningful changes in credit trends across the broader commercial portfolio or any particular areas you're keeping your eye on more closely with the recent move in rates?

Tyler Wilcox:
No, not so far. Thankfully commercial credit remains very strong. Last quarter we were talking about the slight increase in criticized. That's come down. Now we see the slight increase in classified. As we guided, we expect those to pay off and exit the bank with minimal losses. The core commercial credit remains incredibly strong. The significant reduction in the small ticket leasing is also extremely positive.
I would say the one area where we've seen a slight increase in delinquency is the indirect portfolio, as I think there's some pressure on consumers in that area, which is also weighing on the production with interest rates and fuel prices increasing. That is an area where we're watching, but we continue to generate that production at near 750 credit scores consistent with our past practices. Very cautiously optimistic on credit overall and particularly in the commercial space.

Tim DeLacey:
Okay. That's terrific color, guys. I'll step back.

Tyler Wilcox:
Thank you.

Operator
The next question is from Nathan Race with Piper Sandler. Please go ahead.

Adam Kroll:
Hi, good morning. This is Adam Kroll on for Nate. Good morning, Tyler and Katie, and thanks for our questions.

Tyler Wilcox:
Good morning.

Adam Kroll:
Maybe for Tyler to start, I know the loan growth guide excludes Capital, but they've historically been a pretty high-growth franchise. I guess I'd be curious is there any transition period after the deal closes where maybe growth is a little softer or just any color there?

Tyler Wilcox:
Thanks. I would say as to Capital, one of the most exciting things to me is the level of mutual engagement that we have with the Capital team and the Capital leadership particularly. A big part of that is obviously the continuity for their bankers, their clients, and their entire organization of our intent to continue the things that they're doing that made them an attractive purchase in the first place.

I don't anticipate any kind of trough because the lead-in of the next four, five, six months of engagement together, that includes our bankers, our credit staff, their leadership, their bankers, and their clients, is mutually committed to continuing what it is they do. We do expect that their historically higher growth rates than ours are something that we can perpetuate and is part of what makes the deal appealing.

Adam Kroll:
Got it. I appreciate the color there. Tyler, I think you, on the last call, you mentioned small-ticket leasing could potentially begin to grow again in ‘27. Is that still the case? Is any of that contemplated in the NIM guide that you gave?

Tyler Wilcox:
It is. It's baked in as part of our forecast, and we do believe it will grow. Now, it's not going to grow at double digits, and the growth, I think, will be more heavily weighted to the second half of the year, growing off of the now $100 million portfolio. But we have the right sales team, we have the right leadership, and we have the right credit box now that we've tested out to ensure that we grow in a positive way that we think can really impact and let it start punching above its weight again, which is the reason why we are excited about the future of that business.

Adam Kroll:
Got it. Maybe one last one from me. Katie, I'd be curious to hear how we should think about provisioning in 2027, just given the likely step-up in the reserve with the Capital deal, and just maybe longer term where you see the reserve kind of settling out.

Katie Bailey:
Yeah, I mean, I think, to your point, I think the last couple quarters have been pretty nice from a provision perspective. I expect we get elevated from here. I think the coverage ratio, which is how I call it, the allowance to total loans, right now we're at 1.11 percent. I think we get—stay in that range, go up to maybe 1.21 percent over time with Capital coming on board. That's where I would see us progress. Again, Citizens won't have any material impact to that ratio, but Capital when it comes on board will help stabilize that.

1 The stated 1.2 does not include individually-analyzed loans and leases from Capital. On a comparable basis, including individually-analyzed loans and leases, the amount would be 1.7.

Adam Kroll:
Got it. Thanks for taking my questions.

Tyler Wilcox:
No problem. Thanks.

Katie Bailey:
Thank you.

Operator
The next question is from Brendan Nosal with Hovde. Please go ahead.

Brendan Nosal:
Hey, good morning, folks. Thanks for taking my questions.

Tyler Wilcox:
Hey, no problem, Brendan.

Brendan Nosal:
Maybe starting off here, just kind of on prepping the balance sheet for year end, are there any other security sales that need to take place to stay under $10 billion? I think you initially were contemplating like $300 million.

Katie Bailey:
As we articulated with the Citizen acquisition closing here later this month, we will sell a majority of their portfolio at close, or very near to close. As it relates to any more of our portfolio that we will sell, that will just be dependent on how we transition through the remainder of the year and where we are from an asset size. We might take another two to $3 million loss in the fourth quarter, but we'll just continue to evaluate the market and evaluate our asset size as we proceed through the remainder of the fourth quarter.

Brendan Nosal:
Yeah. Okay. That's perfect. Then maybe turning to the margin, can you just narrow down the NIM that you're expecting to see next quarter? There's a lot of moving pieces with kind of movement in both your and Citizen securities books, and then their impact on both the core margin and fair value market accretion (phon).

Katie Bailey:
Yeah. I think in the next quarter we could see, I'm going to project somewhere in the 8 percent to 10 percent basis point lift with the addition of Citizens. Again, given the securities restructure we just talked about, their portfolio and then just the deposit franchise that it makes that organization very attractive.

Brendan Nosal:
Okay. All right. Awesome. Thanks Katie. Maybe then on a kind of related note, just thinking about your rate positioning, if I think back to last quarter, I think you folks said that each 25 basis point hike was six to eight basis points of margin improvement. That reads to me as being fairly asset sensitive. But it kind of sounds like now you're more neutral to only slightly asset sensitive. I'm wondering what's changed over the past couple of months.

Katie Bailey:
Yeah, I think that number, I mean, it ebbs and flows with each rate increase. It varies a little bit, but I think that 25 basis points now, I think we would quantify be about five basis points of benefit to us. I think it's, I mean, we can debate whether that's significantly asset sensitive or slightly, but that's where the new number is.

Brendan Nosal:
Yeah. Yeah. Okay. That's fair and also helpful. Okay. Thanks for taking my questions.

Katie Bailey:
Thank you.

Operator
The next question is from Matthew Breese with Stephens. Please go ahead.

Matthew Breese:
Hey, good morning.

Tyler Wilcox:
Morning, Matt.

Matthew Breese:
Just thinking about your loan growth guide for next year. Could you give us some, some idea on, on what it contemplates for commercial real estate and leasing growth? If it does include positive growth from those segments, what type of growth are you anticipating?

Tyler Wilcox:
Yeah, I think overall commercial growth is about 5 percent or so as one of the main drivers. The leasing overall growth is probably about 6 percent to 7 percent. The kind of drag on the loan growth is going to be kind of coming from our expectations on the consumer book in a rising rate environment. We're not seeing the refi business on the residential, and indirect is slowed down a bit. That's kind of the outlook on those pieces. I will say the growth as well in commercial is probably a little bit more weighted to the C&I as opposed to the CRE, but still, still good CRE growth.

Matthew Breese:
Okay. You do anticipate positive commercial real estate growth next year.

Tyler Wilcox:
We do.

Matthew Breese:
Okay.

Tyler Wilcox:
It is a bit of running on a treadmill, as I noted, because of the heavily weighting to the sales and the payoffs in that space particularly.

Matthew Breese:
Yeah. Then Katie, just thinking about the ‘27 NIM guide, but including Capital. If I go back to the deal deck, I think it suggested a 5 percent NIM or higher. Could you talk about that in the context of the updated ‘27 NIM guide on the standalone (phon) and whether or not that 5 percent still holds and what would put you at the upper versus the lower end?

Katie Bailey:
I, well, I think with it not being in Capital, not closing until probably let's say early in the second quarter, end of the first quarter, we won't have the benefit of that in the first quarter. The full year guide with that with Capital in next year, I don't think we would get to the 5 percent. I think once they are in our numbers on a quarterly basis, I think we will approach five, be at five or slightly around the 5 percent rate that we previously quoted. For the full year, I don't think we will get to five in 2027.

Matthew Breese:
Right. But you'll be in and around 5 percent with them and beyond. Fair?

Katie Bailey:.
Correct. Correct.

Matthew Breese:
Okay. I hate to pick pile on the $10 billion question, but you do have some excess cash at the end of the quarter as well. I'm curious how you see kind of the cash and securities components playing out as you pull the levers and stay below $10 billion by year end.

Katie Bailey:
Yes. I think you will see our cash position decrease over time. I think some of that is just on balance sheet liquidity as we approach the end of the quarter, given the securities portfolio is, was smaller. I think you'll see it diminish, especially as we kind of manage through year end.

Matthew Breese:
Okay. That's all I had. I'll leave it there. Thank you.

Tyler Wilcox:
Thank you.

Operator
The next question is from Emily Lee with KBW. Go ahead
.
Emily Lee:
Hi everyone. This is Emily stepping in for Tim Switzer. Thanks for taking my question.

Tyler Wilcox:
Sure. Morning.

Emily Lee:
Just to go back to the NIM, I was just wondering what was the exit margin in Q3 and how are deposit rates looking at the end of the quarter too?

Katie Bailey:
The exit margin on the quarter was a little higher than where we reported for the full quarter. Accretion was a similar impact for the month of September as it was for the quarter. I think we had a slight benefit, call it five to eight basis points as we exited from where we reported for the full quarter.

As it relates to deposits, I think we're starting to see some more competition in the market for deposits. I think we'll continue to see that as this rate outlook plays out and as we start to see rates potentially move upward. We've been slowly following that trend, and we'll continue to manage actively manage it as we have been in the past. That'll continue to likely come through our retail CD pricing product.

Emily Lee:
Understood. Very helpful. Then what does guidance imply for expenses of Capital once all the cost saves are achieved? Basically, the run rate for 4Q ‘27.

Katie Bailey:
The full cost saves for Capital will not be realized in 2027. They won't be fully realized until 2028.

Emily Lee:
Okay. Okay. Thank you.

Katie Bailey:
Thank you.

Tyler Wilcox:
Thank you.

Operator
Again, if you have a question, please press star then one. The next question is a follow-up from Brendan Nosal with Hovde. Please go ahead.

Brendan Nosal:
Hey folks. One more for me on expenses. I was trying to bridge the gap from this quarter's $73 million in core expenses to the first quarter number, at the higher end of your $80 million to $82 million range. I'm asking you, it looks like Citizens is running like $4.5 million on costs. Seventy-three and $4.5 million gets you to like $77.5 million. Where does that other several million dollars come from in the updated expense outlook for both for 4Q ‘26 and then one 1Q ‘27?

Katie Bailey:
A couple of things. I think Q3 was a little lighter than we anticipated. I think some of that was just a timing that we'll see move into the fourth quarter. That again, therefore starting at the 73, I think you're starting off a little light a million call it for a round number. I think then you have the annual increase in predominantly our largest expense item as it relates to salaries and benefits. I think we are seeing a meaningful increase in benefit cost expectations for ‘27 over ‘26. I'd say those are the big factors that are probably influencing that number higher than where you just quoted Brendan.

Brendan Nosal:
Yes. Yes. Okay. That's helpful. Thank you.

Katie Bailey:
Thank you.

Operator
The next question is a follow-up from Nathan Race with Piper Sandler. Please go ahead.

Adam Kroll:
Hey, just to follow up from me on the fee income guide for the fourth quarter, it looks like it takes a slight step down at the midpoint of $29 million, even with the contribution from Citizens. I guess I'd be curious is that just from lower lease income or any color on the primary drivers there?

Katie Bailey:
Yeah, I think you had it. I think it's lease income as we've quoted over time. That's a little bit of a volatile—that creates volatility in the fee income when it relates to lease income, as we can have some end of term transactions that result in some gains that are reflected in that number in a quarterly basis. I think you see that to the tune of $1 million, $1.5 million in the third quarter. I think that run rate was a little, a little elevated versus the trend in Q3. That's the biggest variance I would say.

Adam Kroll:
Got it. Thanks, Katie.

Katie Bailey:
Thank you.

Operator
At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.

Operator:
The conference is now concluded. Thank you for attending today's presentation. You may now disconnect.